Exhibit 10.3
March 21, 2019
Hisham Shiblaq
Via Email
Re:    Employment Terms
Dear Sham:
PROCEPT BIOBOTICS CORPORATION (the “Company”) is pleased to offer you the position of Senior Vice President, Commercial Operations, on the following terms.
You will be responsible for leading the commercial sales and marketing organization and will report to the President and CEO. You will work at our facility located at 900 Island Drive, Redwood Shores, CA 94065. Of course, the Company may change your position, duties, and work location from time to time in its discretion.
Your base salary will be $300,000 on an annualized basis, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. You will be eligible to participate in the Company Bonus Plan with a total target bonus opportunity of 45% of your base salary, which will be pro-rated based on your start date, subject to the terms of the Company Bonus Plan, Bonuses are typically paid on an annual basis after the calendar year close, if you are still employed on such date, and are based on the achievement of specific corporate and/or individual performance goals. Bonuses are considered variable pay and are subject to all applicable taxes and withholdings. Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the Company’s Board of Directors (the “Board”), in its sole discretion.
During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. You will be eligible for paid time off and holidays in accordance with the Company’s standard policies and practices and as permitted by your duties and responsibilities, and as approved in advance by your supervisor. The Company may change compensation and benefits from time to time in its discretion
Subject to approval by the Board, the Company anticipates granting you an option to purchase 899,442 shares of the Company’s common stock (which as of today represents 0.6% of the total fully diluted capital of the Company), at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2008 Stock Plan (the “Plan”) and your grant agreement, and may include the following vesting schedule: 10/46ths of the total shares will vest on the ten month anniversary of the vesting commencement date, and 1/46th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date. Subject to approval by the Board and individual performance, you will have the opportunity to earn an option to purchase at least an additional 149,907 shares of the Company’s common stock (which as of today represents 0.1% of the total fully diluted capital of the Company), by December 31, 2020, and an additional 149,907 shares of the Company’s common stock (which as of today represents 0.1% of the total fully diluted capital of the Company), by December 31, 2021, in each case subject to the terms, stock plan and vesting schedule approved by the Board.
As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. In addition, you agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, the terms of this agreement regarding compensation to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company,
This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States, and if relevant or necessary for your job duties, also contingent upon a background check, which includes review of criminal records. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.iamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. You expressly waive any and all ability to maintain and/or participate as a member of a class in any class action that relates to a claim in any forum. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.

Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by March 22, 2019, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on March 25, 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Alaleh Nouri
Alaleh Nouri, Senior Vice President, General Counsel & Corporate Secretary

Understood and Accepted:

/s/ Hisham Shiblaq	3/21/19
Hisham Shiblaq	Date
Attachment: Employee Confidential Information and Inventions Assignment Agreement
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